                                                                    EXHIBIT 10.6

                          AMENDED EMPLOYMENT AGREEMENT

                  THIS AMENDED EMPLOYMENT AGREEMENT (the "Agreement"), effective as of the 1st day of September, 2002 ("Effective Date"), is by and between Stratagene Holding Corporation, a Delaware corporation ("Employer"), and John R. Pouk ("Executive").

                                    RECITALS

                  Employer wishes to exclusively contract for the managerial and business skills possessed by Executive, and Executive desires to be employed by Employer upon the terms and subject to the conditions herein provided.

                              TERMS AND CONDITIONS

                  NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions hereinafter set forth, the parties hereto agree as follows:

                                    ARTICLE I

                              EMPLOYMENT AND DUTIES

                  1.1 Position and Duties. Executive shall serve as Vice President of Sales of Employer, with such duties and authority as are set forth on Exhibit A attached hereto, and such duties as the Chief Executive Officer or Board of Directors may reasonably prescribe. Executive shall discharge his duties in a diligent and professional manner.

                  1.2 Outside Business Activities Precluded. During his employment, Executive shall devote his full energies, interest, abilities and productive time to the performance of this Agreement. Executive shall not, without the prior written consent of Employer, perform other services of any kind or engage in any other business activity, with or without compensation. Executive shall not, without the prior written consent of Employer, engage in any business activity adverse to Employer's interests. Employer shall not unreasonably withhold its consent where the requested outside activity does not detract from Executive's ability to devote his full energies, interest, abilities and productive time to the performance of this Agreement and does not adversely affect Employer's interests.

                                   ARTICLE II

                                  COMPENSATION

                  2.1 Salary. For Executive's services hereunder, Employer shall pay as base salary to Executive the amount of $180,835.00 per year during each calendar year of the Employment Term (as hereinafter defined), prorated for any year in which this Agreement is in effect for only a portion of the calendar year. Said base salary shall be payable in equal installments in conformity with Employer's normal payroll period. Executive's salary shall be reviewed by Employer from time to time at its discretion, and Executive shall receive such salary increases, if any, as Employer, in its sole discretion, shall determine.

                  2.2 Bonus/Other Compensation. In addition to the base salary set forth in Section 2.1 above, (i) Executive shall be granted deferred compensation in an amount equal to $268,200 in accordance with the Deferred Compensation Agreement attached hereto as Exhibit D, and (ii) Executive shall be eligible for a bonus which is earned and calculated as of the end of each calendar quarter, pursuant to the formula set forth on Exhibit B attached hereto. EXECUTIVE AND EMPLOYER ACKNOWLEDGE AND AGREE THAT EXHIBIT B MAY BE MODIFIED BY EMPLOYER, IN EMPLOYER'S SOLE DISCRETION, ON AN ANNUAL BASIS DURING THE EMPLOYMENT TERM. Except as expressly provided in this Section 2.2, Executive must be employed for the entire calendar quarter in order to receive any bonus payment with respect to such calendar quarter. Thus, Executive shall not be eligible for or entitled to any bonus or pro rata bonus if his employment is terminated prior to the final day of the calendar quarter pursuant to Section
3.4 (Early Termination by Executive) or Section 3.5 (Termination for Cause). In addition, in the event a condition exists which would permit a termination for Cause under Section 3.5 hereof, if Employer elects not to terminate Executive, Executive shall nevertheless not be entitled to any bonus payment hereunder, unless Employer elects, in its sole discretion, to make any such bonus payment. However, in the event that Executive's employment is terminated pursuant to
Section 3.3 (Early Termination by Employer) or Section 3.6 (Termination Due to Death or Disability) prior to the final day of the calendar quarter, then and only then shall Executive be entitled to a bonus for that portion of the calendar quarter during which he was employed, pursuant to the formula set forth on Exhibit B attached hereto, prorated proportionately for that percentage of the calendar quarter during which Executive was employed.

                  2.3 Other Benefits. During the Employment Term, Executive shall be entitled to participate in and receive all other benefits of employment generally available to Employer's other executive management personnel, including, but not limited to, inclusion in Employer's retirement plan, medical plan, disability plan and other similar benefit plans, subject to and on a basis consistent with the terms, conditions and overall administration of such plans. Executive shall not, however, be entitled to participate in the company-wide quarterly cash bonus plan of Employer, which is available only to employees who do not participate in a personalized bonus plan. Executive shall be entitled to three weeks of paid vacation each year, which will accrue and be paid out in conformity with Employer's normal vacation pay practices. Employer may, in its sole discretion, grant such additional benefits to Executive from time to time as Employer deems proper and desirable.

                  2.4 Expenses. With the exception of the automobile allowances covered in Sections 2.5 below, during the Employment Term, Executive shall be entitled to receive prompt reimbursement for all reasonable business-related expenses incurred by him, in accordance with the policies and procedures from time to time adopted by Employer, provided that Executive properly accounts for such business expenses in accordance with Employer policy.

                  2.5 Automobile Allowance. Employer shall provide Executive with an automobile allowance of $500 per month, payable in accordance with the normal practices of Employer.

                  2.6 Stock Options. Executive acknowledges and agrees that all stock options granted under the Non-Qualified Stock Option Agreement dated as of July 1, 1996 between Executive and Employer have expired. Executive shall be granted new stock options pursuant to the Non-Qualified Stock Option Agreements, attached hereto as Exhibits E-1; E-2; E-3; and E-4.

                  2.7 Deductions and Withholdings. All amounts payable or which become payable under any provision of this Agreement shall be subject to any deductions authorized by Executive and any deductions and withholdings required by law.

                                   ARTICLE III

                               TERM OF EMPLOYMENT

                  3.1 Term. The term of this Agreement shall commence on the Effective Date and shall continue through June 30, 2006, unless extended as hereinafter provided (the "Employment Term").

                  3.2 Extension of Term. This Agreement may be extended for successive one-year terms by written amendment signed by both parties.

                  3.3 Early Termination by Employer. Executive's employment may be terminated at any time during the Employment Term by the Chief Executive Officer or Board of Directors of Employer, for any or no reason and without Cause (as hereinafter defined), upon delivery of written notice by Employer. Employer is not required to give Executive any advance notice of termination which, in the sole discretion of Employer, may be effective immediately upon delivery of written notice to Executive.

                  3.4 Early Termination by Executive. Executive may terminate this Agreement at any time by giving Employer written notice of his resignation ninety (90) days in advance; however, the Chief Executive Officer or Board of Directors may determine upon receipt of such notice that the effective date of such resignation shall be immediate or some time prior to the expiration of the ninety-day notice period. Executive's employment shall terminate as of the effective date of his resignation as determined by the Chief Executive Officer or Board of Directors.

                  3.5 Termination for Cause. Executive's employment may be terminated for Cause by the Chief Executive Officer or Board of Directors of Employer, if the circumstances giving rise to such Cause continue for a period of thirty (30) days after written notice from Employer to Executive. For these purposes, termination for "Cause" shall mean termination because of Executive's
(a) material personal dishonesty, willful material misconduct, or breach of fiduciary duty involving personal profit; (b) intentional or repeated material failure to perform his duties or obligations hereunder; (c) conviction of a felony; or (d) material breach of this Agreement or the Employee Invention and Proprietary Information Agreement.

                  3.6 Termination Due to Death or Disability. Executive's employment hereunder shall terminate immediately upon his death. In the event that by reason of injury, illness or other physical or mental impairment Executive shall be: (a) completely unable to perform his services hereunder for more than one consecutive month, or (b) unable to perform his services hereunder for 50% or more of the normal working day throughout two consecutive months, then Employer may terminate Executive's employment hereunder. Executive's beneficiaries, estate, heirs, representatives or assigns, as appropriate, shall be entitled to the proceeds, if any, due under any Employer-paid life insurance policy held by Executive, as determined by and in accordance with the terms of any such policy, as well as any vested benefits such as stock options and accrued vacation benefits.

                                   ARTICLE IV

                    BENEFITS AFTER TERMINATION OF EMPLOYMENT

                  4.1 Continuation. Upon termination of this Agreement under Section 3.4 (Early Termination by Executive), Section 3.5 (Termination for Cause) or Section 3.6 (Termination Due to Death or Disability), all salary and benefits of Executive hereunder shall cease immediately. Upon termination of this Agreement under Section 3.3 (Early Termination by Employer) when Employer is in a bankruptcy proceeding, all salary and benefits of Executive hereunder shall cease immediately. Upon termination of this Agreement under Section 3.3 (Early Termination by Employer) when Employer is not in a bankruptcy proceeding, Executive shall be entitled to a severance allowance equal to the continuation of Executive's base salary for up to one year from the date of termination. Employer's obligation to continue Executive's base salary shall cease when Executive accepts employment or becomes eligible for compensation (in the form of cash or securities), comparable to the compensation provided to Executive hereunder, from some other source in exchange for Executive's services. In no event, however, shall Employer's obligation to Executive under this Section 4.1 exceed an amount equal to Executive's base salary minus any compensation payable to Executive from some other source in exchange for Executive's services. This severance pay will be payable in installments in conformity with Employer's normal payroll period. During the period of this severance pay, Executive shall cooperate with Employer in providing for the orderly transition of Executive's duties and responsibilities to other individuals, as reasonably requested by Employer.

                  4.2 Rights Against Employer. The benefits payable under this Article IV are exclusive, and no amount shall become payable to any person (including the Executive) by reason of termination of employment for any reason, with or without Cause, except as provided in this Article IV and as described in
Section 3.6 (Termination Due to Death or Disability). Employer shall not be obligated to segregate any of its assets or procure any investment in order to fund the benefits payable under this Article IV.

                                    ARTICLE V

               CONFIDENTIAL INFORMATION AND CONFLICTS OF INTEREST

                  5.1 Employer and Executive shall execute concurrently herewith an Employee Invention and Proprietary Information Agreement in substantially the form attached hereto as Exhibit C.

                  5.2 Executive, while employed or receiving severance pay hereunder, shall not take any action without Employer's prior written consent to establish, form or become employed by a competing business, other than interviewing with a prospective employer on Executive's own time. Should Executive violate this provision, then in addition to all other remedies Employer may have, Employer shall be entitled to reimbursement from Executive for any benefits or compensation paid to Executive under this Agreement on and after the date that Executive first breached this provision.

                                   ARTICLE VI

                               GENERAL PROVISIONS

                  6.1 Entire Agreement. This Agreement contains the entire understanding and sole and entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior agreements, negotiations and discussions between the parties hereto with respect to the subject matter covered hereby. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. This Agreement may not be modified or amended by oral agreement, but rather only by an agreement in writing signed by Executive and the Chief Executive Officer of Employer which specifically states the intent of the parties to amend this Agreement.

                  6.2 Assignment and Binding Effect. Neither this Agreement nor the rights or obligations hereunder shall be assignable by Executive. Employer may assign this Agreement to any successor of Employer, and upon such assignment any such successor shall be deemed substituted for Employer upon the terms and subject to the conditions hereof.

                  6.3 Final and Binding Arbitration. Except as prohibited by law, any dispute regarding the termination of Executive's employment, or relating to or arising from any aspect of the employment of Executive by Employer, or concerning the scope, interpretation or application of this Agreement, shall be resolved through final and binding arbitration in San Diego, California in accordance with the then existing Employment Dispute Resolution Rules (the "Rules") of the American Arbitration Association ("AAA"). Judgment upon the award rendered by the arbitrator in such proceeding may be entered in any court having jurisdiction thereof; provided, however, that the law applicable to any issues regarding the scope, effectiveness or interpretation of this arbitration provision shall be the Federal Arbitration Act. The arbitration shall be conducted by a single neutral arbitrator selected by the parties from a list maintained and provided by the AAA. The arbitrator shall render his/her decision in writing to Employer, Executive and their respective counsel within twenty (20) days of the completion of the arbitration. The Executive shall not be required to pay any administrative fees of the American Arbitration Association or arbitrator's fees in any amount exceeding the then-current cost of filing a civil action in the state court of general jurisdiction in the state in which the Executive worked. Any administrative fees or arbitrator's fees exceeding that amount shall be paid by Employer. The arbitrator shall have no power to award costs and attorneys' fees except as provided by statute or by separate written agreement between the parties. Notwithstanding the foregoing, nothing in this Agreement shall require either Employer or Executive to arbitrate any claim or action involving alleged breaches of this Agreement by Executive of his/her duties to maintain the confidentiality of Proprietary Information or to disclose and assign Inventions to Employer, which may be the subject of a court action seeking appropriate legal or equitable relief. In the event any aspect of this arbitration provision is found unenforceable by a court of competent jurisdiction, the remainder of this arbitration provision shall be severed from the invalid portion and the remaining portion given its full effect according to its terms. This arbitration provision supersedes any prior agreements between the parties on the subject of arbitration of employment-related claims and shall survive the termination of this Agreement for any reason.

                  6.4 No Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed or be construed as a further or continuing waiver of any such term, provision or condition, or as a waiver of any other term, provision or condition of this Agreement.

                  6.5 Governing Law; Rules of Construction. This Agreement has been negotiated and executed in, and shall be governed by and construed in accordance with the laws of, the State of California. Captions of the several Articles and Sections of this Agreement are for convenience of reference only, and shall not be considered or referred to in resolving questions of interpretation with respect to this Agreement.

                  6.6 Notices. Any notice, request, demand or other communication required or permitted hereunder shall be deemed to be properly given when personally served in writing, or when deposited in the United States mail, postage pre-paid, addressed to Employer or Executive at his last-known address. Each party may change its address by written notice in accordance with this Section.

                  Address for Employer:

                           Stratagene Holding Corporation
                           11011 North Torrey Pines Road
                           La Jolla, California 92037

                  Address for Executive:

                           John R. Pouk
                           [Intentionally Omitted]
                           [Intentionally Omitted]

                  6.7 Severability. The provisions of this Agreement are severable. If any provision of this Agreement shall be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions or enforceable parts hereof shall not be affected thereby and shall be enforced to the fullest extent permitted by law.

                  6.8 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  6.9 Effect on Previous and Existing Agreements. This Agreement shall supercede and extinguish the prior Employment Agreement entered into between Executive and Stratagene, a California corporation, dated July 1, 1996, and any other written, verbal or implied agreements between Executive and Stratagene, except as provided in this paragraph. This Agreement shall not affect in any way any Employee Invention and Proprietary Information Agreements previously entered into between Executive and Stratagene or between Executive and any other entity affiliated with Employer, which shall nonetheless remain in full force and effect. This Agreement shall not affect or limit any obligation of Executive, written, verbal, contractual or otherwise, with respect to the intellectual property, trade secrets or proprietary information of Stratagene, Stratagene Holding Corporation, BioCrest Manufacturing, L.P., or BioCrest Sales, L.P., or any other entity affiliated therewith.

                  IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.

                                                  STRATAGENE HOLDING CORPORATION

      /s/ JOHN R. POUK
----------------------------
JOHN R. POUK
                                                  By: /s/ JOSEPH A. SORGE
                                                      --------------------------

                                                  Name:  Joseph A. Sorge

                                                  Title: CEO

                                    EXHIBIT A

                    DUTIES AND RESPONSIBILITIES OF EXECUTIVE

1.       Manage the North American sales force

                  -        develop sales organization structure

                  -        recruit and develop sales employees

                  -        coordinate training programs

                  -        define sales territories size and make-up

                  -        implement time and territory management process

                  -        set territory and region sales and profit goals

                  -        construct compensation plans for sales positions

                  -        establish performance criteria for sales employees

2.       Develop and execute sales plan

                  -        prepare sales forecasts

                  -        develop strategic sales plan

                  -        facilitate target account program

                  -        manage sales profitability

                  -        work with key customers

                  -        coordinate contracting processes

                  -        establish pricing policies

3.       Coordinate with Marketing personnel

                  - standardize and synchronize marketing and sales promotions

                  -        monitor effectiveness of promotional activity

                  -        supervise tele-marketing and telesales efforts

                  -        develop field communication tool

                  -        define sales report formats

                  -        review and enhance PC-based sales tools

4.       Manage selling expenses

                  -        prepare draft selling expense plan

                  -        forecast sales force additions

                  -        assign expense budgets to sales force

                  -        monitor performance to plan

                  -        remain within approved expense budgets

5.       Report to Chairman and Chief Executive Officer

                  -        communicate strategic sales plan

                  -        keep apprised of sales team performance

                  -        review selling expense performance

                  -        present new business opportunities

                                   EXHIBIT B

                                 BONUS FORMULA

FOR PERFORMANCE OF UP TO 15% GROWTH:

         Bonus = [(30% * Base Salary) * ((YTD Estimated Profit Growth - 8%)/7%) * (No. of Months/12)] - (Prior Payments Made YTD).

         For purposes of the above formula, capitalized terms shall have the following meanings:

         "Average Selling Price" means the average price at which a Product is Sold in the Territory during any given period.

         "Base Salary" means the base salary payable by Employer to Executive in any given calendar year.

         "Estimated Cost" means the estimated "standard cost" amount associated with selling a Product in any given period, as determined in the sole discretion of Employer. Where such estimated "standard cost" amount is not available, Employer shall use an inflation adjusted figure based on the Estimated Cost of such Product in the prior comparable period. Once Employer has established an Estimated Cost for a Product in any given period, Employer shall continue to use such Estimated Cost for such Product in future calculations with respect to such period.

         "Estimated Product Profit" means the product of (Average Selling Price of each Product minus Estimated Cost of such Product) multiplied by the number of units Sold of such Product in the Territory.

         "Estimated Profit" means the aggregate of the Estimated Product Profits for all Products Sold in the Territory during any given period.

         "Estimated Profit Growth" means, expressed as a percentage, the Estimated Profit for any given period divided by the Estimated Profit for the prior comparable period minus 100%.

         "No. of Months" means the number of months since the beginning of any given calendar year.

         "Prior Payments Made YTD" means any bonus payments made to Executive since the beginning of any given calendar year.

         "Products" mean the products that Employer has asked Executive to be responsible for which are Sold directly to end-users by Employer (not through a distributor) in the Territory.

         "Sold" with respect to any Product means the completion of a sale for which Employer has received payment net of any shipping and handling charges, rebates, returns, credits, discounts or refunds.

         "Territory" means worldwide.

         "YTD" means the "year to date" (i.e., since the beginning of any given calendar year).

         In no event shall the Bonus be less than zero, nor shall the Bonus for any given calendar year exceed Executive's Base Salary paid in such calendar year. Bonus payments, if any, shall be calculated and paid to Executive within sixty (60) days following the end of each calendar quarter.

         By way of example:

                                    EXHIBIT B

         If Employer had two Products, Product A with an Estimated Cost of $10/unit and Product B with an Estimated Cost of $20/unit, and if the Average Selling Price of Product A was $20/unit and the Average Selling Price of Product B was $30/unit and Employer Sold 50,000 units of each product in the first quarter of a given calendar year, then Estimated Product Profit for Product A would be $500,000 and Estimated Product Profit for Product B would also be $500,000 and total Estimated Profit would be $1,000,000. If Estimated Profits in the same quarter in the prior calendar year were $800,000, the final bonus calculation for the first quarter of the given calendar year would be as follows:

                                    $1,000,000
         Estimated Profit Growth =  ---------- - 100% = 25%
                                     $800,000

         Bonus = 30% * $180,835 * 25%-8% * 3 - 0 = $30,375.
                                  ------  --
                                    7%    12

                                    EXHIBIT C

                             [INTENTIONALLY OMITTED]

                                    EXHIBIT D

                         DEFERRED COMPENSATION AGREEMENT

                  THIS AGREEMENT, effective as of September 1, 2002, is made by and between Stratagene Holding Corporation, a Delaware corporation, hereinafter referred to as the "COMPANY," and John Pouk, an employee of the Company, hereinafter referred to as "EMPLOYEE."

                  WHEREAS, the Company and Employee are parties to that certain Employment Agreement, dated as of September 1, 2002 (the "EMPLOYMENT AGREEMENT");

                  WHEREAS, the Company and Employee have agreed to modify the Employment Agreement to their mutual satisfaction; and

                  WHEREAS, in consideration of the amendment of the Employment Agreement and the continued employment of Employee with the Company, the Company and Employee wish to enter into this Deferred Compensation Agreement (the "AGREEMENT").

                  NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the parties hereto do hereby agree as follows:

         1. Effective Date. This Agreement shall be effective as of the date indicated above (the "EFFECTIVE DATE").

         2. Deferred Compensation. Effective as of the Effective Date, the Company shall credit to an account maintained for Employee (the "ACCOUNT") an amount equal to $268,200.00 (the "PRINCIPAL AMOUNT"). The Account shall be credited with interest credits on the Principal Amount at a simple interest rate of 6.25% per annum for the period commencing on the Effective Date and ending on June 30, 2004 (the "DISTRIBUTION DATE").

         3. Distribution. The Principal Amount credited to the Account shall be paid to Employee (or in the event of Employee's death, to Employee's estate) in the form of a one-time lump-sum payment payable on the Distribution Date, or as soon thereafter as administratively feasible. Interest credits on the Principal Amount shall be paid to Employee (or in the event of Employee's death, to Employee's estate) on (i) the first anniversary of the Effective Date (or as soon thereafter as administratively feasible), (ii) the second anniversary of the Effective Date (or as soon thereafter as administratively feasible) and (iii) the Distribution Date (or as soon thereafter as administratively feasible).

         4. No Right to Continued Employment; Termination of Employment. Nothing contained herein shall be construed to give Employee the right to be retained in the service of the Company. This Agreement shall remain binding upon and inure to the benefit of the parties in the event of the termination of Employee's employment with the Company. In the event of Employee's termination from employment prior to payment of benefits hereunder, payment shall be made by the Company pursuant to Section 3 hereunder at the last known mailing address of Employee on file with the Company or at such other place as Employee designates in writing for such purpose from time to time.

         5. Release. The Company previously granted to Employee a Non-Qualified Option (as defined in the Stock Option Plan of Stratagene Holding Corporation) (the "OPTION") to purchase 52,500 shares (as adjusted for a 4:1 stock split of the Company's common stock effected in March 2000) of the Company's Class B non-voting Common Stock, as evidenced by the "STOCK OPTION AGREEMENT" dated as

                                    EXHIBIT D

of July 1, 1996 and attached hereto as Exhibit 1. Employee acknowledges that the Option has expired by its terms and that the obligations of the Company thereunder terminated upon the expiration of the Option. Employee waives any and all rights, claims, benefits and awards under the Stock Option Agreement and releases the Company from liability for any and all rights, claims, benefits or awards due Employee thereunder.

         6. Severability. If it is determined that any of the provisions of this Agreement are invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

         7. Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement that is not resolved by Employee and the Company shall be submitted to arbitration in San Diego County, California, in accordance with California law (without regard to principles of choice of law) and the procedures of the American Arbitration Association. The determination of the arbitrators shall be conclusive and binding on the Company and Employee and judgment may be entered on the arbitrators' award in any court having jurisdiction. Each party shall be responsible for its own legal fees and expenses incurred as a result of such arbitration.

         8. Unfunded Obligations of the Company. The obligations of the Company under this Agreement shall be unfunded and unsecured, and nothing contained herein shall be construed as providing for assets to be held in trust or escrow or any other form of segregation of the assets of the Company for the benefit of Employee. The interest of Employee shall be limited to the right to receive the benefits as set forth herein. Employee's rights hereunder shall be no greater than the right of an unsecured general creditor of the Company, and, except to the extent prohibited by applicable law, Employee's rights shall be wholly subordinate and junior in right of payment to any and all Senior Indebtedness of the Company, whether outstanding as of the date hereof or incurred after such date. For purposes of the foregoing, "SENIOR INDEBTEDNESS" shall mean the principal of, premium, if any, and accrued interest on any indebtedness of the Company and all fees, expenses, reimbursements, indemnities and other amounts payable with respect to such indebtedness, whether such indebtedness is outstanding on the date hereof or thereafter created, incurred, assumed or guaranteed by the Company unless, in the case of any particular indebtedness, (a) the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such indebtedness shall not be senior, or (b) such indebtedness is pari passu or subordinate, in right of payment to the obligations of the Company under this Agreement.

         9. Assignments, etc. Prohibited. This Agreement, and Employee's rights and obligations hereunder, may not be assigned by Employee, and any purported assignment by Employee in violation hereof shall be null and void. In the event of any sale, transfer or other disposition of all or substantially all of the Company's assets or business, whether by merger, consolidation or otherwise, the Company will require any successor or assignee (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Employee, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

         10. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

                                    EXHIBIT D

         11. Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. All remedies, rights, undertakings, obligations and agreements contained in this Agreement shall be cumulative, and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either party.

         12. Governing Law. This Agreement shall be governed by and construed in accordance with California law without regard to principles of choice of law. The parties hereto hereby expressly consent to be subject to the jurisdiction of the courts of the State of California and to arbitration in the County of San Diego, State of California.

         13. Withholding. The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law.

         14. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors or legal representatives.

         15. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

         16. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

                                    EXHIBIT D

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

STRATAGENE HOLDING CORPORATION

By:    _______________________

Name:  _______________________

Title: _______________________

EMPLOYEE

By:    _______________________

Name: John Pouk

                                   EXHIBIT E-1

                             [INTENTIONALLY OMITTED]

                                   EXHIBIT E-2

                             [INTENTIONALLY OMITTED]

                                   EXHIBIT E-3

                             [INTENTIONALLY OMITTED]

                                   EXHIBIT E-4

                             [INTENTIONALLY OMITTED]